Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SecureWorks Corp. of our report dated March 27, 2020 relating to the financial statements and financial statement schedule, which appears in SecureWorks Corp.’s Annual Report on Form 10-K for the year ended January 31, 2020.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
April 1, 2020